For Immediate Release:
March 16, 2004


                        HARVEY ELECTRONICS, INC. REPORTS


                 PROFITABLE FIRST QUARTER ENDED JANUARY 31, 2004


       40.3% Gross Profit Margin and 2% Increase in Comparable Store Sales



Lyndhurst, NJ - On March 16, 2004, Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced profitable results for the thirteen weeks ended January 31, 2004. The prior fiscal year, 2003, was a fifty-three week year as compared to fifty-two weeks for fiscal 2004. As a result, the Company's first quarter of fiscal 2004 included thirteen weeks as compared to fourteen weeks for the same quarter last year.

Pre-tax income for the thirteen weeks ended January 31, 2004 aggregated $570,000, as compared to $698,000 for the fourteen weeks ended February 1, 2003. Net income for the first quarter of fiscal 2004 was $350,000 as compared to $421,000 for the same quarter in fiscal 2003.

For the thirteen weeks ended January 31, 2004, earnings before interest, taxes, depreciation and amortization ("EBITDA") aggregated $782,000, as compared to $977,000 for the fourteen weeks ended February 1, 2003. (EBITDA for the first quarter of fiscal 2004 is calculated as follows: pre-tax income of $570,000, plus interest of $52,000 and depreciation and amortization of $160,000. EBITDA for the first quarter of fiscal 2003 is calculated as follows: pre-tax income of $698,000 plus interest of $88,000 and depreciation and amortization of $191,000).

As previously announced, net sales for the thirteen weeks ended January 31, 2004, aggregated $12,396,000, as compared to $13,015,000 for the fourteen weeks ended February 1, 2003. The first quarter of the prior fiscal year included fourteen weeks. On a comparable basis, sales for the thirteen weeks ended January 31, 2004, increased approximately 2% from the same thirteen week period last year.


Mr. Franklin Karp, President of Harvey Electronics stated, "Once again, Harvey performed well in the first quarter. The digital video products we promote, sell and install have been embraced by our customers, and continue to drive our business."

"Our custom installation business, including both equipment sales and labor income, increased approximately 14% and accounted for 56% of net sales, increasing to nearly $7.0 million in the first quarter of fiscal 2004, as compared to 47% of net sales and $6.1 million for the same quarter last year. Custom installation services yield higher gross profit margins and stronger net profitability, as compared to normal retail store sales. As a result, custom installation services have been and will continue to be a focus for Management."

Mr. Joseph Calabrese, Chief Financial Officer stated, "Our gross profit margin for the first quarter of fiscal 2004 decreased slightly to 40.3% from 40.5% for the same quarter last year. We believe Harvey's gross margin continues to be among the highest in the industry. We are very pleased to have been able to maintain margins despite the continuing shift in business to video products, which generally produce lower margins. Video products for the first quarter of fiscal 2004 accounted for approximately 50% of net sales as compared to approximately 45% for the same quarter last year. The reduction in margin resulting from this shift in business has been partially offset by the sale of higher margin home theater components, including accessories, furniture, cable and extended warranties."

Mr. Calabrese continued, "The Company has continued to diligently control expenses. Comparable selling, general and administrative expenses only increased by $101,000 or 2.4% for the first quarter of fiscal 2004, as compared to the same period last year."

"Net advertising expense for the first quarter of fiscal 2004 decreased to $205,000 as compared to $280,000 for the same quarter last year. While net advertising expense decreased, we believe the Company's promotional presence and expenditures in our market has not materially diminished."

"The Company's interest expense decreased by almost 42% for the thirteen weeks ended January 31, 2004 as compared to the fourteen weeks ended February 1, 2003. This was primarily due to reduced borrowings and lower costs relating to the Company's new $7.5 million credit facility."

Mr. Calabrese concluded, "Finally, it is important to note that while the Company recorded an income tax equivalent provision of $220,000 for the first quarter of 2004, this equivalent tax provision will not materially affect the Company's actual tax liability, as we are utilizing net operating loss carryforwards. As a result of this non-cash charge against our earnings, management believes that pre-tax income and EBITDA are the key measurements of our operations."

Mr. Karp concluded, "We are optimistic about the remainder of fiscal 2004 as consumer demand for new digital products remains strong. We believe Harvey will continue to be positioned properly to meet this demand and service our customers with professional retail consultation and custom installations."

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend", "anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

Harvey Electronics is the leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; seven Harvey showrooms and two Bang & Olufsen showrooms. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and our newest Harvey store opened in Eatontown, New Jersey. The Bang & Olufsen branded stores are located in Union Square on 927 Broadway at 21st Street, in Manhattan and in Greenwich, Connecticut at 86 Greenwich Avenue.

Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top ten retailer of the year", five years in a row.

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a plasma flat screen or high-definition television (HDTV), DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

For  more  information  and  showroom  locations,   visit  our  new  website  at
www.harveyonline.com.


CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, President, or,
         Joseph J. Calabrese, Executive Vice President & CFO
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660

         (See financial table attached)

Harvey Electronics, Inc. Announces Profitable Results for First Quarter

                   Harvey Electronics, Inc.
                   Statements Of Operations
                          (Unaudited)
                                                 Thirteen Weeks   Fourteen Weeks
                                                     Ended            Ended
                                                  January 31,      February 1,
                                                     2004              2003
                                                 -------------------------------
Net sales                                         $12,395,892       $13,014,583
Interest and other income                               4,417            10,542
                                                 -------------------------------
                                                   12,400,309        13,025,125
                                                 -------------------------------
Cost of sales                                       7,400,494         7,740,259
Selling, general and administrative expenses        4,378,107         4,499,319
Interest expense                                       51,420            87,904
                                                 -------------------------------
                                                   11,830,021        12,327,482
                                                 -------------------------------

Income before income taxes                            570,288           697,643
Income taxes                                          220,000           277,000
                                                 -------------------------------
Net income                                            350,288           420,643

Preferred Stock dividend requirement                   17,574            17,574
                                                 -------------------------------
Net income applicable to Common Stock                $332,714          $403,069
                                                 ===============================

Net income per share applicable to
 common shareholders:

  Basic                                                 $0.10             $0.12
                                                 ===============================
  Diluted                                               $0.08             $0.10
                                                 ===============================

Shares used in the calculation of net
 income per common share:
  Basic                                             3,324,525         3,324,525
                                                 ===============================
  Diluted                                           4,008,869         4,042,979
                                                 ===============================


                  Balance Sheet Information:

                                          January 31, 2004     November 1, 2003
                                          ----------------     ----------------
Current Assets                              $9,035,000            $8,362,000
Current Liabilities                          5,799,000             5,411,000
Working Capital                              3,236,000             2,950,000
Total Assets                                12,727,000            12,325,000
Long-Term Liabilities                        2,650,000             2,968,000
Shareholders' Equity                         4,277,000             3,945,000
                              ###